Exhibit 99.1

The St. Joe Company Reports Fourth Quarter and Full Year 2021 Results and Increases Quarterly Dividend By 25%

  Revenue for the full year 2021 increased by 66% to $267.0 million compared to $160.5 million in 2020
  Net Income for the full year 2021 increased by 65% to $74.5 million compared to $45.2 million in 2020
  Net Cash Provided by Operating Activities for the full year 2021 increased by 200% to $111.8 million compared to $37.3 million in 2020

PANAMA CITY BEACH, Fla.--(BUSINESS WIRE)--February 23, 2022--The St. Joe Company (NYSE: JOE) (the “Company”) today announced fourth quarter and full year 2021 results.

Revenue for the fourth quarter of 2021 increased by 56% to $99.5 million, as compared to $63.9 million for the fourth quarter of 2020. Revenue growth includes a 70% increase in leasing revenue, a 59% increase in real estate revenue and a 37% increase in hospitality revenue. Operating income increased by 60% to $42.0 million for the three months ended December 31, 2021, as compared to $26.3 million for the three months ended December 31, 2020. Net income for the fourth quarter of 2021 increased by 61% to $31.9 million, or $0.54 per share, compared to net income of $19.8 million, or $0.34 per share, for the same period in 2020.

Revenue for the full year ended December 31, 2021, increased by 66% to $267.0 million compared to $160.5 million in 2020. Net income for the full year 2021 increased by 65% to $74.5 million, or $1.27 per share, compared to net income of $45.2 million, or $0.77 per share, for the full year 2020.

Net Cash Provided by Operating Activities for the three months ended December 31, 2021, increased by 216% to $46.7 million, compared to $14.8 million for the same period in 2020. For the full year ended December 31, 2021, Net Cash Provided by Operating Activities increased by 200% to $111.8 million, as compared to $37.3 million for the same period in 2020. Cash Generated for Distribution or Investment (“CGFDI”), a non-GAAP measure that is detailed in the Financial Data included below, for the three months ended December 31, 2021, increased by 118% to $65.2 million, compared to $29.9 million for the same period in 2020. For the full year ended December 31, 2021, CGFDI increased by 116% to $154.5 million, as compared to $71.5 million for the same period in 2020.

On February 23, 2022, the Board of Directors declared a cash dividend of $0.10 per share on the Company’s common stock, a 25% increase from the December 2021 dividend payment, payable on March 29, 2022, to shareholders of record as of the close of business on March 7, 2022. In addition, the Board of Directors authorized additional stock repurchase authority of $22.6 million under the Company’s existing Stock Repurchase Program, bringing the total repurchase authority to $100.0 million.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “In 2021, our revenue grew by 66% to $267.0 million, and our net income grew by 65% to $74.5 million while we continued to maintain low corporate expenses. As revenue and net income have grown over the last several years, our corporate expenses as a percentage of revenue have been decreasing. In 2021, our corporate expenses were approximately 9% of revenue, compared to 24% in 2016 when our revenue was approximately $96 million. We believe we can continue to grow and scale up while maintaining efficient operations, which is important since we believe that we have just started to scratch the surface of the potential of our land holdings. Despite a record year in 2021, we have over 20,000 homesites in our development pipeline with 2,000 homesites under contract as of December 31, 2021. We also continue to see more interest from homebuilders from outside of the market seeking to establish operations in our communities.”

Mr. Gonzalez continued, “With the increased flexibility in the workplace where employees can work from anywhere, more permanent residents are choosing to move to our area from broader parts of the country, including the West Coast, Midwest and Northeast. Northwest Florida is no longer just a vacation rental/second home region for the Southeastern United States. In 2021, we developed and sold more homesites and sold more club memberships than ever in our history, which is directly attributable to the growth our area is experiencing. This increased demand is across a wide range of price points, locations and lifestyles, so we seek to continue to develop and position our residential communities to capture this broad range of demand. We believe our scale of ownership of entitled land gives us a unique competitive advantage to meet this growth and demand from new residents moving to our area.”

Mr. Gonzalez concluded, “In addition to the outstanding performance in our residential segment, our hospitality and commercial segments are also experiencing growth and increased demand. As of December 31, 2021, we had completed or had under construction 1,436 multi-family and senior living units and had 1,177 operational and managed hotel rooms or rooms under construction, with even more in the planning, engineering or permitting stages. Many of our multi-family units are being occupied almost immediately after they are completed and our hotels are experiencing record occupancy and rates. As more permanent residents move to our area, demand from new businesses that desire to be in our commercial town centers, commerce parks and other similar properties, continues to increase. In 2021, we executed one of the highest numbers of new leases for any one year in our history. As of December 31, 2021, we had nearly one million square feet of rentable commercial space with additional projects in construction and planning to meet the growing demand.”

Real Estate

Real estate revenue increased by 59% to $73.0 million in the fourth quarter of 2021, as compared to $45.8 million in the fourth quarter of 2020. The Company sold 310 homesites at an average price of approximately $208,000, with gross margin of 63%, in the fourth quarter of 2021, as compared to 206 homesites at an average price of approximately $189,000, with gross margin of 67%, in the fourth quarter of 2020. The difference in the average sales price, number of homesite closings and gross margin was due to a mix of sales in different communities.

As of December 31, 2021, the Company had 2,000 residential homesites under contract with 13 different homebuilders, which are expected to result in revenue of approximately $80,000 per base homesite, excluding applicable true-ups, for a total of $158.9 million over the next several years, as compared to 1,269 residential homesites under contract for $115.0 million as of December 31, 2020.

In the Latitude Margaritaville Watersound unconsolidated joint venture development, planned for 3,500 residential homes, contracts were executed on the initial releases of homes. During 2021, there were 435 sale contracts executed and 47 home sale transactions were completed. The remaining 388 homes under contract as of December 31, 2021, are expected to result in a sales value of approximately $171.0 million at closing of the homes upon completion of construction. This sales momentum continued into 2022 with an additional 50 sale contracts executed through January 31, 2022.

Hospitality

Hospitality revenue increased by 37% to $17.3 million in the fourth quarter of 2021 as compared to $12.6 million in the fourth quarter of 2020. Hospitality revenue continues to benefit from the growth of the Watersound Club membership program and increased visitor activity. The Company added 97 new members in the fourth quarter of 2021 for a total of 692 new members for the full year 2021, as compared to 289 new members for the full year 2020. As of December 31, 2021, the Company owned (individually by the Company or through an unconsolidated joint venture) and/or managed five hotels with 393 operational hotel rooms, as compared to 250 hotel rooms as of December 31, 2020. In addition, there are six new hotels under construction planned for 777 hotel rooms, of which 546 rooms are expected to become operational in 2022. Homewood Suites by Hilton hotel at the Panama City Beach Sports Complex is scheduled to open this spring. Camp Creek Inn, with expansive adjacent club amenities, and The Lodge 30A are scheduled to open this summer. Embassy Suites by Hilton in the Pier Park area of Panama City Beach and Hotel Indigo in Panama City’s waterfront district will follow. In addition, the Watercolor Inn is expanding with seven new suites and new amenities. When complete, operational hotel rooms and suites will increase to 1,177. The Bay Point Marina, with 127 wet slips, and Port St. Joe Marina, with 252 dry slips and 48 wet slips, plan to begin leasing operations this spring. The Company intends to manage these new hotels, amenities and marinas.

Leasing

Leasing revenue from commercial, retail, multi-family, senior living, self-storage and other properties increased by approximately 70% to $8.0 million in the fourth quarter of 2021, compared to the same period in 2020. As of December 31, 2021, the Company, through consolidated and unconsolidated joint ventures, had 898 completed multi-family and senior living units with an additional 538 units under construction.

Rentable space as of December 31, 2021, consisted of approximately 985,000 square feet, of which approximately 857,000, or 87%, was leased, compared to approximately 908,000 square feet as of December 31, 2020, of which approximately 774,000, or 85%, was leased. The Company has an additional 65,000 square feet of rentable space under construction.

Corporate and Other Operating Expenses

The Company’s corporate and other operating expenses were roughly flat at $23.0 million or 9% of revenue for the full year 2021, versus 14% of revenue for the full year 2020.

Liquidity

In the fourth quarter of 2021, the Company invested $60.2 million in capital expenditures, which when combined with the $140.6 million invested in the first three quarters of 2021, totaled $200.8 million for the full year ended December 31, 2021. In addition, the Company paid $18.8 million in cash dividends in 2021. As of December 31, 2021, the Company had $159.6 million in cash, cash equivalents and other liquid investments as compared to $157.5 million as of December 31, 2020.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the full year 2021 will be available in a Form 10-K that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of Cash Generated for Distribution or Investment (CGFDI), a non-GAAP financial measure, for the fourth quarter and full year of 2021 and 2020, respectively.

FINANCIAL DATA

Consolidated Results
($ in millions except share and per share amounts)

	(Unaudited) Quarter Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue
Real estate revenue	$73.0	$45.8	$158.6	$87.6
Hospitality revenue	17.3	12.6	75.3	47.8
Leasing revenue	8.0	4.7	27.1	18.8
Timber revenue	1.2	0.8	6.0	6.3
Total revenue	99.5	63.9	267.0	160.5
Expenses
Cost of real estate revenue	27.6	17.4	60.7	35.8
Cost of hospitality revenue	14.9	8.7	58.3	35.2
Cost of leasing revenue	3.3	2.0	11.6	5.9
Cost of timber revenue	0.2	0.2	0.7	0.8
Corporate and other operating expenses	5.9	5.9	23.0	22.9
Depreciation, depletion and amortization	5.6	3.4	18.2	12.8
Total expenses	57.5	37.6	172.5	113.4
Operating income	42.0	26.3	94.5	47.1
Investment income, net	2.4	2.1	7.2	5.0
Interest expense	(4.2)	(3.4)	(15.9)	(13.6)
Gain on contribution to unconsolidated joint ventures	0.3	0.4	3.6	20.0
Other income, net	0.6	0.6	10.2	1.3
Income before equity in income (loss) from unconsolidated joint ventures and income taxes	41.1	26.0	99.6	59.8
Equity in income (loss) from unconsolidated joint ventures	0.7	(0.4)	(0.9)	(0.6)
Income tax expense	(9.8)	(5.8)	(25.0)	(13.7)
Net income	32.0	19.8	73.7	45.5
Net (income) loss attributable to non-controlling interest	(0.1)	--	0.8	(0.3)
Net income attributable to the Company	$31.9	$19.8	$74.5	$45.2
Net income per share attributable to the Company	$0.54	$0.34	$1.27	$0.77
Weighted average shares outstanding	58,882,549	58,882,549	58,882,549	59,009,865

Summary Balance Sheet
($ in millions)

	December 31, 2021	December 31, 2020
Assets
Investment in real estate, net	$690.1	$551.7
Investment in unconsolidated joint ventures	52.0	38.0
Cash and cash equivalents	70.2	106.8
Investments – debt securities	89.0	48.1
Other assets	70.3	65.8
Property and equipment, net	31.1	20.8
Investments held by special purpose entities	205.5	206.1
Total assets	$1,208.2	$1,037.3

Liabilities and Equity
Debt, net	$223.0	$158.9
Other liabilities	104.2	72.0
Deferred tax liabilities, net	77.3	60.9
Senior Notes held by special purpose entity	177.6	177.3
Total liabilities	582.1	469.1
Total equity	626.1	568.2
Total liabilities and equity	$1,208.2	$1,037.3

Corporate and Other Operating Expenses
($ in millions)

	(Unaudited) Quarter Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Employee costs	$2.6	$2.1	$10.4	$9.6
Property taxes and insurance	1.3	1.6	5.4	5.3
Professional fees	0.9	1.5	3.2	4.7
Marketing and owner association costs	0.4	0.3	1.6	1.2
Occupancy, repairs and maintenance	0.1	0.1	0.7	0.7
Other miscellaneous	0.6	0.3	1.7	1.4
Total corporate and other operating expenses	$5.9	$5.9	$23.0	$22.9

Reconciliation of Non-GAAP Financial Measures (Unaudited)
($ in millions except share and per share amounts)

“Cash Generated for Distribution or Investment” (CGFDI) and CGFDI Per Share are non-GAAP measures, which management believes assists investors by providing insight into the cash generated by the Company that management has available for distribution to shareholders or for reinvestment into the business. CGFDI is calculated by adding “Net Cash Provided by Operating Activities”, “Expenditures for and Acquisition of Real Estate to Be Sold”, and “Capital Distribution from Unconsolidated Joint Ventures” and subtracting “Capital Distribution to Non-Controlling Interests”, “Principal Payments for Debt”, “Principal Payments for Finance Leases”, and “Maintenance Capital Expenditures”. Maintenance Capital Expenditures are intended to show capital expenditures made to maintain the value and/or revenue generating capacity of existing operating assets. CGFDI should not be considered an alternative to “Net Cash Provided by Operating Activities” determined in accordance with GAAP as an indicator of the Company’s cash flows and liquidity position. CDFGI Per Share is calculated by dividing CGFDI by “Weighted Average Shares Outstanding.”

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net Cash Provided by Operating Activities	$46.7	$14.8	$111.8	$37.3
Plus: Expenditures for and Acquisition of Real Estate to Be Sold	19.0	16.2	47.3	40.5
Plus: Capital Distribution from Unconsolidated Joint Ventures	1.3	--	1.5	--
Less: Capital Distribution to Non-Controlling Interests	(0.2)	(0.2)	(1.2)	(0.6)
Less: Principal Payments for Debt	(0.8)	(0.5)	(2.3)	(1.9)
Less: Principal Payments for Finance Leases	--	--	(0.1)	(0.1)
Less: Maintenance Capital Expenditures	(0.8)	(0.4)	(2.5)	(3.7)
CGFDI	$65.2	$29.9	$154.5	$71.5
Weighted Average Shares Outstanding	58,882,549	58,882,549	58,882,549	59,009,865
CGFDI Per Share	$1.11	$0.51	$2.62	$1.21

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; expansion of operational assets; plans to maintain an efficient cost structure; our capital allocation initiatives, including the payment of our quarterly dividend; plans regarding our joint venture developments; and the timing of current developments and new projects in 2022 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: the potential impacts of the ongoing COVID-19 pandemic; our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; our ability to successfully execute or integrate new business endevers and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of the Company’s investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; reductions in travel and other risks inherent to the hospitality industry; the financial condition of our commercial tenants; regulatory and insurance risks associated with our senior living facilities; public health emergencies; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest Florida; our ability to fully recover from natural disasters and severe weather conditions, including the recovery of insurance claims for losses related to Hurricane Michael; the actual or perceived threat of climate change; the seasonality of our business; our ability to obtain adequate insurance for our properties or rising insurance costs; our dependence on certain third party providers; the inability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas we operate; changes in tax rates, the adoption of new U.S. tax legislation, and exposure to additional tax liabilities, including with respect to Qualified Opportunity Zone program; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny could negatively impact our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; interest rate fluctuations; our ability to pay our quarterly dividend; and the potential volatility of our common stock. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida. The Company intends to use existing assets for residential, hospitality and commercial ventures. St. Joe has significant residential and commercial land-use entitlements. The Company actively seeks higher and better uses for its real estate assets through a range of development activities. More information about the Company can be found on its website at www.joe.com. On a regular basis, the Company releases a video showing progress on projects in development or under construction. See https://www.joe.com/video-gallery for more information.

© 2022, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com